EXHIBIT 3.2

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

IEG HOLDINGS CORPORATION

(Forward Stock Split)

Pursuant to Section 607.1006 of the Florida Business Corporation Act, IEG HOLDINGS CORPORATION, a Florida corporation (the “Corporation”), hereby amends (“Articles of Amendment”) its amended and restated articles of incorporation, as amended (“Articles”), as follows:

A. Forward Stock Split. Upon the Effective Time (as defined below) of these Articles of Amendment, each one (1) share of the Corporation’s common stock, par value $0.001 per share (“Common Stock”) issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into one thousand (1,000) validly issued, fully-paid and non-assessable shares of Common Stock, without increasing or decreasing the par value thereof, and each fraction of a share of Common Stock issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into a number of validly issued, fully-paid and non-assessable shares of Common Stock equal to the product of one thousand (1,000) and such fraction, which product shall be rounded up to the nearest whole share.

B. Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation’s Board of Directors on June 14, 2017 and duly approved by the Corporation’s stockholders on June 14, 2017 as required by law and the Corporation’s Articles. The number of votes cast for the Articles of Amendment by the stockholders was sufficient for approval.

C. Effective Time. The foregoing amendment will become effective on July 25, 2017, at 6:01 p.m. (“Effective Time”).

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of June 19, 2017.

IEG HOLDINGS CORPORATION

By:	/s/ Paul Mathieson
Name:	Paul Mathieson
Title:	President and Chief Executive Officer